Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release: Contact:

Mollie Condra, Ph.D.

       HealthStream

       (615)-301-3237

mollie.condra@healthstream.com

HealthStream to Acquire ANSOS™ Staff Scheduling

from Change Healthcare

Establishes HealthStream as a market leader in healthcare workforce scheduling business; Acquisition is expected to be accretive to the overall financial results of the Company on pro forma basis, excluding deferred revenue write-down

Nashville, Tennessee (November 30, 2020) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has entered into a definitive agreement to acquire Change Healthcare’s staff scheduling business, which includes their market-leading ANSOS™ Staff Scheduling (“ANSOS”) application and related products.

Highlights:

•	ANSOS™ Staff Scheduling application—which is contracted by over 300 hospitals and health systems, along with related products, is added to HealthStream’s Workforce Solutions segment
•

Acquisition is expected to be accretive to the overall financial results of the Company on a pro forma basis, including its earnings, cash flow, and EPS (before taking into account GAAP required write-downs of acquired deferred revenue)

•	HealthStream to pay approximately $67.5 million in cash for the business

“We are excited to add ANSOS to HealthStream’s growing nurse and staff scheduling business for healthcare providers as we believe this is a major win for everyone: customers, partners, employees, and shareholders,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “The closing of this transaction will establish HealthStream as an industry leader in nurse and staff scheduling for healthcare providers. Considering our strong track record of strengthening acquired products and solutions to deliver even greater value to customers, I believe we are well positioned for continued growth and innovation in workforce management.”

ANSOS is an enterprise solution for healthcare providers that want to anticipate workload requirements, manage labor costs, apply complex work rules, and meet credential requirements for shifts—all for the purpose of optimizing staff deployment. It is used by over 300 hospitals and health systems and continues to be recognized as a market leader in nurse and staff scheduling by KLAS™.

The addition of Change Healthcare’s staff scheduling business will expand HealthStream’s growing portfolio of solutions for staff scheduling and workforce management, which began in early 2020 with the acquisition of NurseGrid and grew further with the acquisition of ShiftWizard last month. The complementary positioning of ANSOS, ShiftWizard, and NurseGrid will enable future data integrations and advanced analytics that yield smarter schedule development while enhancing engagement with staff.

In addition to the ANSOS Staff Scheduling application, the contemplated acquisition includes related products: Enterprise Visibility™, a patient tracking system, and Capacity Planner™, a predictive analytics tool. Importantly, all three products (i.e. ANSOS, Enterprise Visibility, and Capacity Planner) work in concert with each other, creating a powerful solution suite for aligning staff and scheduling based on patient acuity, predicting patient demand, and adjusting resources for optimal outcomes.

Following the acquisition, customer support for each of these products will remain in place.

Approximately 90 employees from Change Healthcare will join HealthStream upon closing. Together, ANSOS, ShiftWizard, and NurseGrid represent HealthStream’s portfolio of nurse and staff scheduling solutions with executive oversight provided by Scott McQuigg, Senior Vice President, HealthStream. These solutions will be included in HealthStream’s Workforce Solutions business segment.

“We have an exciting vision for the future of scheduling and engaging nurses and staff, while helping healthcare providers better align staffing with demand,” said Scott McQuigg, Senior Vice President, HealthStream. “I would like to extend a warm welcome to Change Healthcare’s customers and employees as we work together to achieve that vision.”

Terms of the Transaction: The purchase price payable upon the closing of the ANSOS acquisition will be approximately $67.5 million in cash (subject to working capital and other customary purchase price adjustments), which will be funded with cash on hand.

Financial Expectations: During the fourth quarter of 2020, we expect a modest contribution to revenue, while consolidated operating income will be negatively impacted by transaction expenses, deferred revenue write-downs, and amortization of acquired intangible assets.

We expect the acquisition will contribute to our 2021 financial results as follows:

Revenues for the business to be acquired are primarily associated with sales of perpetual software, maintenance, and professional services. We expect incremental revenues in 2021 to range between $16.5 and $19.5 million, taking into account an estimated reduction of between $7.0 and $8.0 million related to deferred revenue write-downs. While the business has historically sold perpetual software licenses, future product development and sales efforts are anticipated to be directed towards a software-as-a-service model. We plan to make investments in the areas of sales, marketing, product development, and operations to support this initiative. In addition, we anticipate the amortization of acquired intangible assets to range between $3.0 and $4.0 million during 2021. Considering the additional investments we intend to make in this business during 2021, the deferred revenue write-downs, the amortization of intangible assets, and transition services expenses, we expect the acquired business to generate an operating loss in 2021.

After taking into account anticipated investments in the business in 2021 as noted above and transition services expenses, we expect pro forma adjusted EBITDA (i.e. adjusted EBITDA excluding the deferred revenue write-down set forth above) in 2021 associated with the business to be acquired to be between $3.2 and $4.5 million.

The closing of the transaction is anticipated to occur in the fourth quarter of 2020 and is subject to customary closing conditions.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; Chicago, Illinois; Portland, Oregon; and Raleigh, North Carolina. For more information, visit http://www.healthstream.com or call 800-521-0574.

Use of Non-GAAP Financial Measures

This press release presents anticipated pro forma adjusted EBITDA in 2021 associated with the business to be acquired.  Adjusted EBITDA is a non-GAAP financial measures used by management in analyzing the Company’s financial results and ongoing operational performance.  In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, and the de-recognition of non-cash royalty expense resulting from our resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction for cost of sales in the first quarter of 2020 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. In addition, pro forma adjusted EBITDA is a non-GAAP financial measure which is adjusted EBITDA excluding the impact of the deferred revenue write-down associated with fair value accounting for the acquired business.  The Company similarly believes that presenting pro forma adjusted EBITDA, which excludes this deferred revenue write-down, is a useful measure for evaluating the operating performance of the Company in light of the nature of this GAAP required write-down.  We believe that adjusted EBITDA and pro forma adjusted EBITDA are useful to many investors to assess the Company’s ongoing results from current operations. Adjusted EBITDA and pro forma adjusted EBITDA should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA and pro forma adjusted EBITDA are not determined in accordance with GAAP, these non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and pro forma adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

A reconciliation of anticipated adjusted EBITDA and pro forma adjusted EBITDA in 2021 associated with the business to be acquired to anticipated net income (the most comparable GAAP measure) in 2021 associated with the business to be acquired, is set forth as follows:

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands)

(Unaudited)

GAAP net loss	(5,800)	-	(4,800)
Interest income	—	-	—
Interest expense	—	-	—
Income tax benefit	(2,000)	-	(1,700)
Stock based compensation expense	—	-	—
Depreciation and amortization	3,000	-	4,000
Adjusted EBITDA	(4,800)	-	(2,500)

Adjusted EBITDA	(4,800)	-	(2,500)
Add: Deferred revenue write-down	8,000	-	7,000
Pro-forma Adjusted EBITDA	3,200	-	4,500

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the contemplated acquisition may not be consummated, that the anticipated financial results associated with the contemplated acquisition may not be achieved, and that the   anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, filed on October 29, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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